Exhibit 10.6

07/28/2025

Katherine Lee Martin
[Address]
Re: Offer of Employment
Dear Katherine,
We are delighted to confirm our offer of employment to you with Lennar Corporation. That offer is as follows:

Position title:	Chief Legal Officer & Corporate Secretary
Reporting to:	Stuart Miller – Executive Chairman and Co-CEO
Based in:	5505 Waterford District Drive Miami, FL 33126
FLSA status:	Exempt
Scheduled start date:	September 2, 2025
Compensation
Your expected compensation in connection with this new role is set forth below.
•Base Compensation:
Your base pay will be an annual salary of $600,000, less applicable withholdings and deductions, with payments to be made on our regular paydays. Direct deposit is strongly encouraged.
•Signing Bonus:
You will also be eligible for a cash signing bonus in the amount of $500,000 less applicable withholdings and deductions, payable in a single lump-sum payment within the first 30 days after your start date; provided, however, that if you resign from your employment with the Company for any reason, or are terminated by the Company for Cause1, in either case, during the first twelve months of your employment, you do not earn the signing bonus and you will be required to immediately repay to the Company an amount equal to $500,000. By signing this letter, you agree to the Company deducting any repayments provided for herein from any payroll or compensation payment to you in accordance with applicable law.

In addition, subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), you will be eligible for a restricted share award with a grant date fair value of
$4,000,000, which will vest in equal 1/4 increments – one-quarter of the award will vest on the 30th day following your start date, one-quarter of the award will vest on February 14, 2026, one-quarter of the award will vest on February 14, 2027 and the remaining one-quarter of the award will vest on February 14, 2028, subject in each case to your continued employment with the Company through each applicable vesting date.
1Cause” means, your: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates; (iii) commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or its Subsidiaries, or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) material breach of the your employment agreement (if any) with the Company or its Subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to you; (vii) illegal act detrimental to the Company or its Subsidiaries or its affiliates; (viii) repeated failure to devote substantially all of your business time and efforts to the Company as required by the terms of your employment; or (ix) violation of any rule or policy of the Company that states that violations may result in termination of employment; provided, however, that, if at any particular time you are subject to an effective employment agreement with the Company, then, in lieu of the foregoing definition, “Cause” shall at that time have such meaning with respect to you as may be specified in such employment agreement.

•Discretionary Bonus:
You will be eligible to earn a full year un-prorated discretionary bonus of up to $1,400,000, less applicable withholdings and deductions, for the 2025 fiscal year. The terms of your bonus eligibility will be further clarified in a formal bonus agreement or plan, which will include performance objectives that the Company will evaluate in connection with your annual performance review to determine your bonus eligibility for the fiscal year. Such performance objectives will be determined by the Compensation Committee, taking into consideration your input on such objectives. The discretionary bonus shall be payable on such date as is determined by the Compensation Committee in its sole discretion as soon as reasonably practicable after the first audited financial performance information for the Company is available for the 2025 fiscal year. Notwithstanding any other provision of this section, no bonus shall be earned or payable with respect to the 2025 fiscal year unless you remain continuously employed with the Company through the applicable bonus payment date. You will also be eligible to participate annually in the Management bonus program beginning with the 2026 fiscal year.
•Equity Grants:
On your start date and subject to the approval of the Compensation Committee, you will receive two (2) equity grants pursuant to the Company’s Amended and Restated 2016 Equity Plan (the “Equity Plan”). The first equity grant will be a restricted share award having a grant date fair value of $1,000,000, which will vest in equal 1/3 increments on February 14, 2026, February 14, 2027, and February 14, 2028, respectively, subject to your continued employment with the Company through each applicable vesting date. The second equity grant will be a performance share award having a grant date fair value of $1,000,000, which will vest after the completion of the FY2025 – FY2027 performance period, subject to your continued employment with the Company through the applicable vesting date, and subject to certification by the Compensation Committee of performance results for such performance period. The final shares earned under this program will be based upon satisfaction of performance metrics consistent with the metrics applicable to performance share awards of other members of the Company’s senior management. These equity grants will be subject to the terms and conditions of the Equity Plan, as it may be amended in the future, and the applicable award agreements entered into between you and the Company. You will also be eligible to participate annually in the Management stock program beginning with the 2026 fiscal year.
•Total Compensation:
Your total annual compensation target will be $4,000,000.
•Benefits:
You will also be entitled to the following benefits:
•Relocation assistance in an amount up to $250,000 for out of pocket expenses reasonably incurred in moving your residence to Miami, Florida, as determined in the Company’s sole discretion.2 This assistance may be used for your travel, temporary living and/or other relocation-related expenses, including the following expenses related to your move: move-related travel, moving of cars, finding a home; settling in (e.g., driver’s license fees, automobile registration fees and utility hook-up fees); forfeiture of private school admission deposits in former location due to relocation-related school withdrawal; transportation to your new residence; temporary living for up to 6 months; packing, loading, and shipping of household goods; household goods insurance while they are in transit; storage of household goods for up to 6 months; real estate commissions for the sale of your former primary residence; and reasonable and customary closing costs associated with your new primary home purchase in the greater Miami, Florida area). Expenses will be reimbursed based upon submission of documentation, such as receipts. For relocation resources, you have the option of utilizing our relocation provider (Keyes Relocation Services), however use of this service is not required. Our point of contact is Denise Talboy, who can be reached by calling 954-893-1367 or emailing denisetalboy@keyes.com. Keyes provides support and introduction to vetted movers with preferred rates as well as a top realtor in your market whether renting, selling or purchasing.
•Health and welfare benefits will become effective on the first of the month following the month in which your employment begins, in accordance with the applicable plan.
•You will be automatically enrolled in our 401(k) at 3% of base pay as soon as administratively feasible following 90 days of employment. You will be provided the opportunity to modify that contribution amount and your investment choices. Lennar matches dollar for dollar the first 5% of your biweekly pre-tax and Roth contributions, in accordance with the applicable plan.

•20 vacation days per year as provided by the Associate Reference Guide and applicable law. These days are accrued per pay period (6.15 hours) and available for use as earned.
•A minimum of 64 sick hours per year as provided by the Associate Reference Guide and applicable law.
•16 hours of paid personal leave per fiscal year, to be pro-rated based on your start date, as provided by the Associate Reference Guide and applicable law.

Your employment is conditioned upon acceptable drug and background check and references, verification of education, and acceptance of compliance with the Company’s Code of Business Ethics and Associate Reference Guide.
This offer letter is not a guarantee of future employment with the Company, does not contain a specific term or duration of employment and you will be employed “at-will” throughout the entire length of your employment. The first ninety (90) days of your employment is considered an introductory period. Your performance during this introductory period is subject to evaluation to ensure that you are meeting initial performance expectations.
Upon any termination of your employment, you shall be paid or provided any then-accrued but unpaid base salary and reimbursable business expenses in accordance with the Company’s applicable expense reimbursement policy, as well as any accrued but unpaid vacation in accordance with the Company’s vacation policy. In addition, any rights or benefits that are earned and vested shall be paid or provided to you in accordance with the terms of the applicable benefit plan or program.
Applicable immigration law requires that each employer establish the employment authorization and identity of each individual hired. In order to comply with this law, we must complete this process on the first day you report to work. It is necessary that you bring with you on your first day of work any appropriate documentation (outlined in the attached Employment Eligibility Verification, Form I-9).
Before beginning work, you must disclose and provide to the Company any agreement you may have with any former employer or other party that could prevent you from entering into employment with the Company or carrying out all of your job duties, even if you believe the agreement may be inapplicable or unenforceable. This includes all non-compete and non-solicit agreements, as well as any agreements or obligations related to the use of confidential, proprietary, or trade secret information. You also affirm and represent to the Company that you have not violated any such agreement and will not do so in the future. Additionally, you must not use for the Company’s benefit nor disclose to the Company any confidential, proprietary, or trade secret information belonging to others unless you have advised the Company in advance that the information belongs to a third party, and both the Company and the owners of the information consent to its disclosure and use.

2 If you resign your employment for any reason, or are terminated for Cause, during the first 12 months of your employment, all relocation expenses previously paid must be repaid to the Company. By signing this letter, you agree to the Company deducting any such repayments from any payroll or compensation payment to you in accordance with applicable law.

In an effort to better secure our Lennar corporate data, our Company utilizes a mobility management solution called Intelligent Hub. All Company mobile devices must be enrolled. Installing Intelligent Hub on personal devices is required if you enable Company email and/or access the corporate wireless network on your mobile device. Intelligent Hub is designed to manage Company-related apps and data and does not impact normal, day-to-day use of your mobile device.
•Certain Covenants
You acknowledge and agree that your services are special and unique, and the nature of your position with the Company provides you with access to, and knowledge of, confidential and proprietary information of the Company. You further acknowledge and agree that the Company’s ability to preserve such confidential and proprietary information for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and that improper use or disclosure by you will result in unfair or unlawful competitive activity. You further acknowledge and agree that the Company and its affiliates have expended significant time and expense in developing its customer, client, and employee relationships and goodwill and its customer, client, employee and employee information. The Company and its affiliates will be irreparably harmed if you were to breach any of the provisions set forth below. Further, you agree that the compensation and benefits set forth in this offer letter constitute mutually-agreed upon consideration for the covenants set forth below and are fair and reasonable consideration for the covenants set forth below, independent of your continued employment with the Company.
During the term of your employment with the Company and for twenty four (24) months following termination of your employment with the Company for any reason, you covenant and agree that you shall not, without the prior written consent of the Company, directly or indirectly, conduct, be employed or engaged by, provide services to, consult for, invest in, finance, manage, operate, control or serve on the governing body of, or prepare to engage in any of the foregoing for, any enterprise in the homebuilding or residential real estate development industry that competes with the business(es) of the Company or any of its affiliates (a “Competing Business”) anywhere in the United States of America; provided that you may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 5% of the outstanding stock of any class of any public corporation that engages in a Competing Business. Notwithstanding anything to the contrary in this offer letter, nothing in this section shall be construed to restrict or impair your right to practice law, including the right to represent clients or otherwise engage in the practice of law, in a manner that would violate Rule 4-5.6 of the Florida Rules of Professional Conduct (or any successor provision), or any other applicable rule of professional conduct governing attorneys. To the extent any provision of this offer letter is determined to contravene such rules, it shall be deemed modified and limited so as to conform to applicable ethical standards while giving maximum effect to the parties’ intent to protect the Company’s legitimate business interests.
You also agree that during your employment and for twelve (12) months following termination of your employment with the Company for any reason, you will not, directly or indirectly, on your own or through others, employ, suggest employment or offer employment to any Company Associate or solicit, recruit, influence or encourage and Company Associate to terminate his or her employment with the Company. Company Associate shall mean any person who is, or who at any time during the three-month period prior to such time had been an employee of the Company.
You further agree to not disclose to anyone outside the Company (or to anyone inside the Company without a reasonable basis to know) any confidential and/or proprietary information belonging to the Company. This obligation applies at all times, including following your employment with the Company. Notwithstanding anything herein to the contrary, nothing in this offer letter shall prohibit you from exercising your rights under applicable law (including without limitation the National Labor Relations Act) or from making reports of possible violations of federal law or regulation to, filing a charge with or communicating with or responding to inquiries from the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or governmental agency, commission or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, and any such reporting shall not require notification or prior approval by the Company, provided, however that you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
In the event of any violation of the provisions of this “Certain Covenants” section of the offer letter, you acknowledge and agree that the post-termination restrictions contained in this “Certain Covenant” section shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

This “Certain Covenants” section shall survive any termination or expiration of this offer letter or your employment.
It is specifically understood and agreed that any breach of the provisions of this “Certain Covenants” section of this offer letter is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach of this section, the Company shall be entitled to enforce the specific performance of this section by you and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.
You will be required to acknowledge and agree to the policies and procedures in the Company’s Associate Reference Guide (“ARG”) and Code of Business Ethics and Conduct (“the Code”). You must be compliant the ARG and the Code to be eligible to earn bonus compensation under this agreement.
You agree that, except as otherwise provided therein or herein with respect to the “Certain Covenants” section, any and all disputes that arise relating to your employment with the Company and/or any of its affiliates, or any of their directors, officers, managers, employees, or agents that are not resolved through consultation with human resources and/or the mediation procedures described in Section 1.8 of the Company’s Associate Reference Guide (“Section 1.8”; available on the Company’s intranet portal, incorporated herein by reference), will be arbitrated in accordance with the Company’s Dispute Resolution-Mediation & Arbitration Policy set forth in Section 1.8, pursuant to the AAA rules of arbitration for employment disputes in effect on November 1, 2009, available at http://www.adr.org/employment.
This letter includes all terms of your employment, unless amended by a formal written agreement signed by you and an authorized representative of the Company, and supersedes and replaces all prior statements, representations, negotiations and agreements, written or oral, related to the terms of your employment with the Company. All bonus compensation is awarded based on the sole discretion of the Company, and bonus compensation paid in one year does not guarantee bonus compensation in subsequent years.
The provisions of this agreement are severable, and if any part of it is found to be invalid or unenforceable, the remainder of this agreement will not be affected and shall continue in full force and effect. In the event that a court of competent jurisdiction shall determine that any provision of this offer letter or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the full extent permitted by law.
The Company reserves its right to assign or transfer this agreement or any right or obligation under this agreement to any other person or entity.

This offer of employment will remain open until July 31, 2025, unless revoked earlier by the Company. Any acceptance received after this date will be considered invalid. Please sign and return this letter to me indicating your understanding and acceptance of these terms and conditions of your employment.

Very truly yours,

Drew Holler
Chief HR Officer
LENNAR CORPORATION